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[LOGO]  THE ASSOCIATES

NEWS

Media:  Fred Stern         Investors:   Dianne Douglas
        972 652-4042                    972 652-7294
         Fredrick_stern@afcc.com         Dianne_douglas@afcc.com

             THE ASSOCIATES COMPLETES CANADIAN ACQUISITION

     DALLAS (March 2, 1998)-- Associates First Capital
Corporation today announced that its subsidiary, Associates
Capital Corporation of Canada, has closed its previously announced acquisition of Beneficial Canada Holdings
Incorporated, the Canadian consumer finance subsidiary of Beneficial Corporation. Terms were not disclosed.

     Beneficial Canada has 105 offices and C$1.1 billion in net receivables. Its principal operating unit is Beneficial Canada, Inc. With this acquisition, The Associates becomes the largest foreign-owned diversified finance company in Canada.

     Associates First Capital Corporation (NYSE: AFS) is the largest publicly traded finance company in the United States, providing consumer and commercial finance, leasing and related services through 2,265 offices in the U.S. and internationally. Based in Dallas, it is a majority-owned subsidiary of Ford Motor Company.